As filed with the Securities and Exchange Commission on November 12, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARMATA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1549568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4503 Glencoe Avenue

Marina del Rey, California 90292

(Address of Principal Executive Offices) (Zip Code)

Inducement Restricted Stock Unit Award (October 2020)

(Full titles of the plans)

Todd R. Patrick

Chief Executive Officer

Armata Pharmaceuticals, Inc.

4503 Glencoe Avenue

Marina del Rey, California 90292

(Name and address of agent for service)

(310) 655-2928

(Telephone number, including area code, of agent for service)

Copies to:

Todd R. Patrick Armata Pharmaceuticals, Inc. 4503 Glencoe Avenue Marina del Rey, California 90292 (310) 655-2928	Faith L. Charles Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, New York 10017-4611 (212) 344-5680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock (par value $0.01 per share)	70,000 shares (3)	$3.50	$245,255.50	$26.76
Total	70,000 shares (3)	—	$245,255.50	$26.76

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Common Stock (“Common Stock”) of Armata Pharmaceuticals, Inc. (the “Registrant”) that may from time to time be offered or issued under the Restricted Stock Unit Award Agreement, dated October 26, 2020, between the Registrant and Mina Pastagia, M.D. (the “Inducement Award Agreement”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on November 10, 2020, as reported on the NYSE American.

(3)	Represents shares of Common Stock issuable upon vesting of a one-time grant of time-based new-hire restricted stock units covering 70,000 shares of the Common stock being granted pursuant to the Inducement Award Agreement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 70,000 shares of Common Stock issuable pursuant to the Inducement Award Agreement. The award was offered to Mina Pastagia, M.D. as a material inducement to her hiring as Vice President, Clinical Development of the Registrant, as her services in such role will benefit the Registrant, and was approved by the Registrant’s Compensation Committee in reliance on the employment inducement exemption under NYSE American Company Guide Section 711, which exempts certain inducement equity grants from the general requirement of the NYSE American rules that equity-based compensation plans and arrangements be approved by stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with the instructions to Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to recipients of the new hire inducement restricted stock unit award covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements of the Registrant on Form S-8 relating to the same employee benefit plan are effective.

The following documents, which we have filed with the Commission, are also incorporated by reference in this registration statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 19, 2020;

•	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the Commission on May 14, 2020, August 13, 2020, and November 12, 2020, respectively;

•	The Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on October 22, 2020 (as amended and supplemented);

•	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 29, 2020, February 13, 2020, February 26, 2020, March 19, 2020, March 30, 2020, and June 18, 2020; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on August 18, 2015, including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all shares of common stock offered hereby have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this registration statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Washington. Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses (including legal expenses) and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. Section 23B.08.560 of the Washington Business Corporation Act authorizes a corporation, if authorized by its articles of incorporation or by a provision in the corporation’s bylaws approved by its shareholders, to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any director from or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.

Article 11 of the Registrant’s articles of incorporation, provides that, to the fullest extent that the Washington Business Corporation Act permits the limitation or elimination of the liability of a director, a director shall not be liable to the Registrant or its shareholders for monetary damages for conduct as a director. Section 10 of the Registrant’s amended and restated bylaws requires the Registrant to indemnify every present or former director or officer against expenses, liabilities and losses incurred in connection with serving as a director or officer, as applicable, and to advance expenses of such director or officer incurred in defending any proceeding covered by the indemnity.

The Registrant maintains a policy of directors’ and officers’ liability insurance that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. The Registrant has also entered into indemnification agreements with its executive officers and directors that provide for the indemnification of directors and executive officers to the fullest extent permitted by the Washington Business Corporation Act against expenses reasonably incurred by such persons in any threatened, pending or completed action, suit, investigation or proceeding in connection with their service as (i) a director or officer or (ii) a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the Registrant’s request. In addition, the indemnification agreements provide the Registrant with the obligation to advance expenses under certain circumstances and provide for procedural protections, including a determination by a reviewing party as to whether the indemnitee is permitted to be indemnified under applicable law. In addition, the Registrant acknowledges that it will be the indemnitor of first resort should the indemnitee have rights to indemnification provided by other persons.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on November 16, 2015).

4.2	Articles of Amendment to Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 24, 2017).

4.3	Articles of Amendment to Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on November 8, 2018).

4.4	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2019).

4.5	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on March 30, 2020).

4.6	Amended and Restated Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on November 16, 2015).

4.7	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on May 10, 2019).

5.1	Opinion of LANE POWELL pc.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of LANE POWELL pc (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Form of Armata Pharmaceuticals, Inc. Restricted Stock Unit Grant Notice (Inducement Grant Outside of 2016 Equity Incentive Plan).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marina del Rey, State of California on November 12, 2020.

Armata Pharmaceuticals, Inc.

By:	/s/ Todd R. Patrick
Todd R. Patrick
Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints each of Todd R. Patrick and Steve R. Martin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Todd R. Patrick	Chief Executive Officer and a Director	November 12, 2020
Todd R. Patrick	(Principal Executive Officer)

/s/ Steve R. Martin	Chief Financial Officer	November 12, 2020
Steve R. Martin	(Principal Financial and Accounting Officer)

/s/ Richard Bastiani, Ph.D.	Chairman of the Board of Directors	November 12, 2020
Richard Bastiani, Ph.D.

/s/ Odysseas Kostas, M.D.	Director	November 12, 2020
Odysseas Kostas, M.D.

/s/ Jeremy Curnock Cook	Director	November 12, 2020
Jeremy Curnock Cook

/s/ Sarah J. Schlesinger, M.D.	Director	November 12, 2020
Sarah J. Schlesinger, M.D.

/s/ H. Stewart Parker	Director	November 12, 2020
H. Stewart Parker

/s/ Joseph M. Patti, Ph.D.	Director	November 12, 2020
Joseph M. Patti, Ph.D.

/s/ Todd C. Peterson, Ph.D.	Director	November 12, 2020
Todd C. Peterson, Ph.D.